                                                                      EXHIBIT 12

                              Vail Resorts, Inc.
               Computation of Ratio of Earnings to Fixed Charges
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
                                                                                       Pro forma
                                                                     Ten Month          Twelve         Twelve          Twelve
                                             Twelve Month            Fiscal Year        Months         Months          Months
                                           Fiscal Year Ended           Ended            Ended           Ended           Ended
                                             September 30,            July 31,          July 31,       July 31,       January 31,
                                         --------------------        -----------       ---------     -----------    -------------
                                          1995    1996    1997           1998             1997           1998            1999
                                         ------  ------  ------      -----------       ---------     -----------    -------------
Fixed charges:
  Interest on long-term debt             19,498  14,904  20,308          17,789          16,799          20,891          21,534
  Interest component of renewal expense     242     266     435             449             435             539             435
                                         ------  ------  ------      -----------       ---------     -----------    -------------
    Total                                19,740  15,170  20,743          18,238          17,234          21,430          21,969
                                         ======  ======  ======      ===========       =========     ===========    =============

Earnings (before  fixed charges
  and income taxes):
  Income before income taxes              2,718   8,958  33,683          70,164          44,190          51,499          36,052
  Fixed Charges as above                 19,740  15,170  20,743          18,238          17,234          21,430          21,969
                                         ------  ------  ------      -----------       ---------     -----------    -------------
    Total                                22,458  24,128  54,426          88,402          61,424          72,929          58,021

Retain of earnings to fixed charges        1.14    1.59    2.62            4.85            3.56            3.40            2.64
                                         ======  ======  ======      ===========       =========     ===========    =============
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